Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Form 8-K contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including restructuring charges, availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others.  Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors.  Factors that may cause such differences to occur include but are not limited to:

•                  the level of our revenues;

•                  video and high-speed data subscriber demand and growth;

•                  demand for and growth of our digital cable, high-speed data and VoIP services, which are impacted by competition from other services and the other factors set forth below;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations relating to improper expense recognition;

•                  the outcome of litigation and other proceedings, including the matters described under “Legal Matters”;

•                  general economic conditions in the areas in which we operate;

•                  demand for advertising time and space;

•                  our ability to obtain programming for our programming business and maintain and renew affiliation agreements for those businesses;

•                  the level of capital expenditures;

•                  the level of our expenses;

•                  pending and future acquisitions and dispositions of assets, including the sale of Rainbow 1 to a subsidiary of EchoStar;

•                  the demand for our VOOM 21 high definition programming among other cable television and satellite providers;

•                  market demand for new services;

•                  whether any pending uncompleted transactions, are completed on the terms and at the times set forth (if at all);

•                  the level of exit costs we will incur in shutting down the Rainbow DBS distribution business;

•                  competition from existing competitors and new competitors entering our franchise areas;

•                  other risks and uncertainties inherent in the cable television business, the programming and entertainment businesses and our other businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate; and

•                  the factors described in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

CABLEVISION SYSTEMS CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Summary

Our future performance is dependent, to a large extent, on general economic conditions including capital market characteristics, the effectiveness of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Telecommunications

In our Telecommunications segment we derive revenues principally through monthly payments by subscribers to our video, high-speed data and voice services.  These monthly payments include charges for cable television programming, as well as, in many cases, equipment rental, pay-per-view and video on demand charges, high-speed data and payments for VoIP services.  Revenue increases are derived from increases in the number of subscribers to these services, upgrades by video customers in the level of programming package to which they subscribe and additional services sold to our existing subscribers.  We also derive revenues from the sale of advertising time available to cable television systems.  Revenues from advertising vary based upon the number and demographics of our subscribers who view the programming carried on our cable television systems.

By far the most serious challenge we face in our provision of cable television video services, which accounted for 48% of our consolidated revenues in 2004, comes from competition from the direct broadcast satellite business.  There are two major providers of DBS service in the United States, each with significantly higher numbers of subscribers than we have.  We intend to compete with these DBS competitors by “bundling” our service offerings with products that the DBS companies cannot efficiently provide at this time, such as high-speed data service and VoIP service carried over the cable distribution plant, as well as by providing “on demand” services that are currently unavailable to a DBS subscriber.

Our high-speed data services business, which accounted for 12% of our consolidated revenues in 2004, faces competition from DSL providers.  These providers have become increasingly aggressive in their pricing strategies in recent years, and customers may decide that a reduced price is more important to them than the superior speed that cable modems provide.  In addition, with 46% of our basic subscribers now subscribing to our high-speed data service, opportunities to expand that base at the current pace may be limited.  The recent gains in cable modem penetration may therefore not be indicative of the results we achieve in the future.

Our consumer VoIP offering is competitive with incumbent offerings primarily on the basis of pricing, where unlimited United States and Canada long distance, regional and local calling, together with certain features for which the incumbent providers charge extra, are offered at one low price.  To the extent the incumbents, who have financial resources that exceed those of the Company, decide to meet our pricing and/or features or reduce their pricing, future growth and success of this business may be impaired.  The regulatory framework for cable modem service and VoIP service is being developed and differing regulatory alternatives will be considered, including increased regulation, which may affect our competitive position.

Lightpath, our commercial telephone and broadband business, operates in the most competitive business telecommunications market in the country and competes against the very largest telecommunications companies – both incumbent local exchange companies, other competitive local exchange companies and long distance companies.  To the extent that dominant market leaders decide to reduce their prices, future success of the Company may be impaired.  The trend in business communications has been shifting from a wired voice medium to a wireless, data medium.  Should this trend accelerate dramatically, future growth of Lightpath may be impaired.

In addition, the telephone companies may find technological or other solutions to upgrade their service offering, providing additional competition for our video, data and voice service offerings.

Rainbow

In our Rainbow segment, which accounted for 19% of our consolidated 2004 revenues, we earn revenues in two principal ways.  First, we receive affiliate fee payments from operators of cable television systems and direct broadcast satellite operators.  These revenues are earned under multi-year affiliation agreements with those companies.  The specific affiliate fees we earn vary from operator to operator and also vary among our networks.  The second principal source of revenues in this segment is from advertising.  Under our agreements with cable and satellite operators we have the right to sell a specific amount of advertising time on our programs.  Our advertising revenues are more variable than affiliate fees.  This is because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues in the Rainbow segment by increasing the number of cable systems and satellite providers that carry our services and the number of subscribers to cable systems and satellite services that receive our programming.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than newer, less penetrated services.  We may be subject to requests by distributors to make upfront payments in exchange for these additional subscribers or to waive or accept lower subscriber fees if certain numbers of additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees.  As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fee expenses, discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues through intensified marketing and by airing an increased number of minutes of national advertising but, ultimately, the level of our advertising revenues are directly related to the penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

The principal goals in this segment are to increase our affiliation fee revenues and our advertising revenues by increasing penetration of our national services.  To do this we must continue to contract for and produce high-quality, attractive programming.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television operators and satellite providers.  This increased concentration increases the power of those operators and providers and could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those distributors greater leverage in negotiating the pricing and other terms of affiliation agreements.  Moreover, as a result of this concentration the potential impact of a loss of any one of our major affiliate relationships would be more significant.

In December 2003, Regional Programming Partners completed the acquisition of the 50% interests in Fox Sports Net Bay Area and Fox Sports Net Chicago that it did not already own in a transaction that was accounted for as a purchase.  As a result, as of December 18, 2003, we began consolidating the results of Fox Sports Net Bay Area and Fox Sports Net Chicago.  The consolidation increased the revenues and expenses in our Rainbow segment in 2004, although the amount of revenues that the Rainbow segment will receive from Fox Sports Net Chicago will decline in future periods as a result of the termination by two of its significant customers that declined to carry Fox Sports Net Chicago without these distribution rights agreements.

In February 2005, the Company announced it was restructuring its Regional Programming Partnership with various subsidiaries of News Corporation.  Upon closing of the transaction in April 2005, the Company owns 100% of Madison Square Garden and no longer owns interests in Fox Sports Ohio, Fox Sports Florida, National Sports Partners or National Advertising Partners.  The Company also owns 100% of Fox Sports Net Chicago as well as 50% of Fox Sports Net New England.  In addition, the $150 million promissory notes payable to News Corporation were contributed by News Corporation to Regional Programming Partnership for no additional consideration and were cancelled without any payment being made on them.

As a result, the Company no longer consolidates the operating results or the assets and liabilities of Fox Sports Net Ohio and Fox Sports Net Florida.  The net revenues and operating income (excluding intercompany eliminations) of Fox Sports Net Ohio and Fox Sports Net Florida for the year ended December 31, 2004 aggregated approximately $172.4 million and $55.7 million, respectively.  The operating results of these businesses include certain allocations of general and administrative costs from the Company that may not be eliminated upon the sale of these businesses and certain other intercompany related transactions which currently eliminate in our consolidated financial statements.  The amount of cash on hand at Fox Sports Net Ohio and Fox Sports Net Florida as of December 31, 2004 totaled $95 million and these entities had no indebtedness.  Upon closing of the transaction, Fox Sports Net Ohio and Fox Sports Net Florida will be transferred with their respective cash on hand and such cash will no longer be consolidated on our balance sheet.

Madison Square Garden

Madison Square Garden, which accounted for 16% of our consolidated 2004 revenues, consists of professional sports teams (principally the New York Knicks of the NBA and the New York Rangers of the NHL and the New York Liberty of the Womens National Basketball Association), the MSG Networks sports programming business, and an entertainment business, which operates the Madison Square Garden arena, Radio City Music Hall, the Hartford Civic Center and Rentschler Field (entertainment venues), and faces competitive challenges unique to these activities.  We derive revenues in this segment primarily from the sale of tickets, including luxury box rentals, to sporting and entertainment events, from rental rights fees paid to this segment by promoters that present events at our entertainment venues and the sports teams’ share of league-wide distributions of national television rights fees and royalties.  We also derive revenue from the sale of advertising at the entertainment venues, from food, beverage and merchandise sales at the venues and from the licensing of our trademarks.  MSG Networks derives its revenues from affiliate fees paid by cable television and satellite providers, sales of advertising, and from rights fees paid to this segment by broadcasters and programming services that telecast events of sports teams which are under contract with MSG Networks.  MSG Networks carries Knicks and Ranger games, so that, like the rest of this segment, its performance is related to the performance of the teams.  All of these revenues are ultimately dependent upon the quality of our sporting and entertainment events.

Madison Square Garden’s short-term agreement with an affiliate expired on March 7, 2005 and this affiliate has discontinued carriage of Madison Square Garden’s networks.  We believe we will ultimately reach contractual terms with this affiliate for carriage of MSG Networks.  However, we can give no assurance as to when an agreement will be reached and therefore cannot determine the extent to which our 2005 operating results will be negatively impacted.  If an agreement is not reached in 2005, the negative impact to Madison Square Garden’s operating results could be significant, but the impact would not be material to the Company’s consolidated operating results.

Our sports teams’ financial success is dependent on their ability to generate advertising sales, paid attendance, luxury box rentals, and food, beverage and merchandise sales.  To a large extent, the ability of the team to build excitement among fans and therefore produce higher revenue streams, depends on the teams’ winning performance, which generates regular season and playoff attendance, and which supports increases in prices charged for tickets, luxury box rentals, and advertising placement.  Each team’s success is dependent on its ability to acquire highly competitive personnel.  The governing bodies of the NBA and the NHL have the power and authority to take certain actions that they deem to be in the best interest of their respective leagues, which may not necessarily be consistent with maximizing this segment’s results of operations.

Effective September 16, 2004 the National Hockey League (“NHL”) commenced a lockout of the players in support of its attempt to reach a new collective bargaining agreement with the National Hockey League Players Association. The parties failed to reach an agreement after several negotiating sessions and on February 16, 2005, the NHL announced that it had cancelled the 2004/2005 season.  We can give no assurance as to when the labor dispute will be resolved and therefore cannot determine the extent to which our 2005 operating results will be negatively impacted.  However, while a continued lockout could have a significant adverse impact on Madison Square Garden’s operating results, we do not believe it would have a significant adverse impact on the Company’s consolidated operating results.

The success of our MSG Networks sports programming business is affected by our ability to secure desired programming of a variety of professional sports teams in addition to our proprietary programming. The continued carriage and success of the teams that are telecast by us will impact our revenues from distribution and from the rates charged for affiliation and advertising.  In the second quarter of 2004, the New York Mets’ gave notice of termination of their broadcast rights agreement with Madison Square Garden.  The termination of the rights agreement will be effective after the 2005 baseball season.

Our entertainment business is largely dependent on the continued success of our Radio City Christmas Spectacular and our touring Christmas shows, as well as availability of, and our venues’ ability to attract, concerts, family shows and events.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived assets at December 31, 2004 include excess costs over fair value of net assets acquired (“goodwill”) of approximately $1.45 billion, approximately $1.39 billion of other intangible assets and approximately $4.01 billion of property, plant and equipment.  Such assets accounted for approximately 60% of the Company’s consolidated total assets.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and was required to analyze its goodwill for impairment issues during the first six months of fiscal 2002, and then on a periodic basis thereafter.  Statement 142 requires that goodwill impairment be determined using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.

The impairment test for other indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value.  If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  For other long-lived assets, including intangibles that are amortized, the Company evaluates assets for recoverability when there is an indicator of potential impairment.  If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company’s goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets.  These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge.  Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables.  For the Telecommunications Services segment, these valuations also include assumptions for average annual revenue per customer, number of homes passed, operating margin and market penetration as a percentage of homes passed, among other assumptions.  For the Madison Square Garden (“MSG”) and Rainbow segments these valuations also include assumptions for projected average rates per basic and viewing subscribers, number of events (MSG segment only), access to sports programming and film rights and the cost of such programming and film rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell-out rates for those spots, average fee per advertising spot, and operating margins, among other assumptions.  If these estimates or material related assumptions change in the future, we may be required to record additional impairment charges related to our long-lived assets.

In order to evaluate the sensitivity of the fair value calculations of the Company’s reporting units on the impairment calculation for indefinite-lived intangibles, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit.  This hypothetical decrease would have no impact on the impairment analysis for any of the Company’s reporting units.

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun. Costs are amortized to technical and operating expense on the straight-line basis over the respective license periods. We periodically review the programming usefulness of our feature film inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition based on the programming of the individual programming service.  If we determine that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, we would record a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films.

In 2004, the Company recorded impairment losses totaling approximately $354.8 million related to its decision to seek strategic alternatives for the Rainbow DBS segment of its operations.  The Company recorded impairment charges of $90.5 million included in depreciation and amortization expense relating to long-lived assets and other indefinite-lived intangible assets and $75.8 million included in technical and operating expenses representing the write down of certain film and programming contracts relating to its VOOM 21 high definition television programming service.  In addition, the Company recorded an impairment charge relating to the Rainbow DBS distribution business of $155.4 million reflecting the excess of the carrying value over the estimated fair value of long-lived assets and goodwill and other indefinite-lived intangible assets and a charge of $33.1 million representing the write off of equipment inventory and deposits which have been recorded in discontinued operations.  In addition to the Rainbow DBS segment impairment losses, we recorded impairment losses of $0.3 million, $17.9 million and $1.9 million in the year ended December 31, 2004, 2003 and 2002, respectively, included in technical and operating expense, representing the impairment of certain film and programming contracts.  The Company also recorded an impairment loss in 2002 of $43.2 million representing the write down of software and leasehold improvements relating to the Company’s retail electronics business now reported in discontinued operations.

Useful Lives Of Finite-Lived Intangibles Assets

The Company has recognized intangible assets for affiliation agreements and advertiser relationships as a result of the July 2003 repurchase of MGM’s 20% interest in each of AMC, WE and IFC and the repurchase of NBC’s interests in Rainbow Media Holdings in various transactions in 2001 and 2002.  The Company has determined that such intangible assets have finite lives and has estimated those lives to be 10 years for affiliation agreements and 7 to 10 years for advertiser relationships.  At December 31, 2004, the carrying values, net of accumulated amortization, were $434.6 million for affiliation agreements and $78.2 million for advertiser relationships.

The amount we originally allocated in purchase accounting to the affiliation agreements finite-lived intangibles in our consolidated financial statements is the estimated aggregate fair value of those affiliation agreements and the related customer relationships.  The useful lives for the affiliation agreements were determined based upon an analysis of the weighted average lives of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements.  The Company has been successful in renewing its affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future.  However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business.  In light of these facts and circumstances, the Company has determined that an estimated useful life of 8 to 10 years is appropriate depending on the nature of the underlying intangible.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time.  In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewal.  In one case during 2004, there was a 10 day period in which an affiliate was restricted from carrying certain of the Company’s sports and entertainment networks because the parties had not reached agreement on contract renewal terms.  We reached a short-term agreement with the affiliate at the end of the 10 day period and that affiliate continuously carried the networks pursuant to successive subsequent short-term agreements through March 7, 2005.  However, we were unable to reach an agreement with this affiliate at expiration on March 7, 2005, and this affiliate has discontinued carriage of certain of the Company’s sports networks.  We believe we will ultimately reach contractual terms with this affiliate for carriage of such networks.  However, if we are not successful in reaching such agreement in the future, we may be required to recognize an impairment of the related affiliate and customer relationship intangibles associated with this affiliate. See “Impairment of Long-lived and Indefinite-Lived Assets” above.

If an affiliate were to cease carrying the service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement.  If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the  previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under “Impairment Of Long-Lived And Indefinite-Lived Assets”

for the asset group containing that intangible.  The Company also would evaluate whether the remaining useful life of the affiliation agreement remained appropriate.  Based on December 31, 2004 carrying values, if the estimated life of all affiliation agreements were shortened by 10%, the effect on amortization for continuing operations for the year ending December 31, 2005 would be to increase our annual amortization expense by approximately $8.1 million.

Valuation of Deferred Tax Assets:

Deferred tax assets have resulted primarily from the Company’s future deductible temporary differences and net operating loss carry forwards.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of its net operating loss carry forwards and deductible temporary differences and tax planning strategies.  If such estimates and related assumptions change in the future, the Company may be required to record additional valuation allowances against its deferred tax assets resulting in additional income tax expense in the Company’s consolidated statement of operations.  Management evaluates the realizability of the deferred tax assets and the need for additional valuation allowances quarterly.  In 2002, the income tax benefit of the Company reflects an increase in the valuation allowance of $58.6 million.  At the end of the second quarter of 2002, NBC exchanged part of its interest in Rainbow Media Holdings for shares of the Company’s common stock.  As a result of this exchange, Rainbow Media Holdings became a member of the consolidated federal income tax return of the Company.  The exchange was accounted for under the purchase method of accounting.  Accordingly, the valuation allowance was reduced to zero, resulting in a reduction to the recorded goodwill, without any income statement benefit.  In 2004 and 2003, the Company recorded increases in the valuation allowance of $14.0 million and $28.0 million, respectively, relating to certain state net operating loss carry forwards.

Plant and Equipment:

Costs incurred in the construction of the Company’s cable television system, including line extensions to, and rebuild of, the Company’s hybrid fiber-coaxial infrastructure and costs incurred in the construction of the Company’s headend facilities are capitalized.  These costs consist of materials, sub-contractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities.  The internal costs that are capitalized consist of salaries and benefits of Company employees and the portion of facility costs, including rent, taxes, insurance and utilities, that supports the construction activities.  Infrastructure costs are depreciated over the 12-year estimated life of the plant, and headend facilities are depreciated over the estimated life of the specific component, ranging from 4 years for certain electronics to 15 years for tower sites.  Costs of operating the plant and the technical facilities, including repairs and maintenance and call completion fees, are expensed as incurred.

In addition, the costs of connecting businesses or residences that have not been previously connected to the service offering are capitalized.  These costs include material, subcontractor and internal labor and related costs as discussed above.  In addition, on-site and remote technical assistance during the provisioning process for new digital product offerings are capitalized.  The departmental activities supporting the connection process are tracked through specific metrics, and the portion of departmental costs that is capitalized is determined through a time weighted activity allocation of costs incurred based on time studies used to estimate the average time spent on each activity.  New connections are amortized over 5 years or 12 years for residence wiring and feeder cable to the home, respectively.  The portion of departmental costs related to reconnection, programming service up- and down- grade, repair and maintenance, and disconnection activities are expensed as incurred.

Certain of these capitalized costs are based on estimates of activity levels and other historical statistics.  These estimates are evaluated at least semi-annually, and any changes that result, which may be significant, are reflected in the results of operations in the period in which the evaluations are performed.

Restructuring Charges:

In 2001, the Company recorded a charge to income representing the cost of restructuring its operations.  The costs included in the charge principally consisted of employee termination costs, such as severance pay and outplacement services, and provisions for lease termination costs, including an estimate of costs incurred during a projected vacancy period, estimated brokerage commissions and tenant allowances.

In 2002, the Company announced a new operating plan and restructuring which included the closing of 26 retail electronics store locations, the consolidation of customer service call centers and the elimination of certain staff positions.  Additionally, in connection with the new operating plan, the Company reached an agreement with its supplier of set top boxes which reduced the Company’s purchase commitments for set top boxes from $378.5 million in 2002, $378.5 million in 2003, and $567.8 million in 2004 to a total remaining commitment of $87.5 million in 2002 and nothing thereafter and required the Company to make certain other cash payments aggregating $50.0 million plus interest on a portion of such amount with respect to, among other things, a license for certain software (valued at $17.5 million based on an independent appraisal).  In connection with this plan, the Company recorded restructuring charges, which included employee termination costs, such as severance pay and outplacement services costs, and provisions for lease termination costs including an estimate of costs incurred during a projected vacancy period, estimated brokerage commissions and tenant allowances and other related costs and the cost associated with the reduction in required digital set top box commitments.

In 2003, the Company eliminated certain staff positions primarily at Madison Square Garden and in the Telecommunications Services segment and incurred severance costs aggregating approximately $6.1 million.

In 2004, the Company recorded restructuring charges aggregating $5.7 million associated with the elimination of certain positions in various business units of the Company.

Costs related to employee terminations are estimated on an individual by individual basis, giving effect to the announced severance plan.  Costs for lease terminations are projected in consultation with real estate professionals.  Actual lease termination costs may differ from these estimates as a result of changes in market conditions.  Because these costs are based on estimates and projections, they can prove to be inaccurate.

Changes in estimates, as the plan is implemented and additional facts are gathered, are reflected in current operations as adjustments to the restructuring charges, separately reported and identified.

Certain Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2004 Transactions.  In 2004, Rainbow DBS invested approximately $85.0 million in exchange for a substantial interest in an entity that had acquired licenses from the FCC to provide multichannel video distribution and data service in 46 metropolitan areas in the United States.

In July 2004, Northcoast Communications, a 49.9% owned subsidiary of the Company, completed its sale of its wholly-owned subsidiary, Cleveland PCS, to an unaffiliated entity.  The Company did not record any gain or loss in connection with the sale.

2003 Transactions.  In March 2003, the Company transferred the stock of its wholly-owned subsidiary, Cablevision Electronics Investments, Inc. to GBO Electronics Acquisition, LLC.

In May 2003, Northcoast Communications completed its sale of PCS licenses to Verizon Wireless for approximately $763.0 million in cash.  Of the proceeds, approximately $51.0 million was used by Northcoast Communications to retire debt.  The remaining proceeds, after payment of expenses, were distributed to the partners of Northcoast Communications, including the Company.

In July 2003, the Company repurchased MGM’s 20% interest in each of AMC, The Independent Film Channel and WE: Women’s Entertainment for $500 million.

In December 2003, Regional Programming Partners acquired News Corporation’s 50% interest in each of Fox Sports Net Chicago and Fox Sports Net Bay Area pursuant to News Corporation’s exercise of its contractual put right for $150 million.

2002 Transactions.  In December 2002, we acquired the 17.2% interest in Rainbow Media Holdings held by National Broadcasting Company, Inc. (“NBC”) in connection with the sale of Rainbow Media Holdings’ 80% interest in the Bravo programming service for $1.0 billion, payable in General Electric common stock and 53.2 million shares of Cablevision NY Group Class A common stock (31.4 million shares of which were issuable upon the conversion of shares of Rainbow Media Holdings common stock held by NBC).

In December 2002, NBC acquired MGM’s 20% interest in the Bravo programming service and in July 2003, the Company repurchased, for $500 million, MGM’s 20% interest in AMC, The Independent Film Channel and WE.

In March 2002, Rainbow Media Holdings acquired Loral Space and Communications’ 50% interest in Rainbow DBS (formerly R/L DBS Company LLC), increasing Rainbow Media Holdings’ ownership of Rainbow DBS to 100%.

Results of Operations - Cablevision Systems Corporation

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA

	Years Ended December 31,
	2004		2003		(Increase)
		% of Net		% of Net	Decrease
	Amount	Revenues	Amount	Revenues	in Net Loss
	(dollars in thousands)
Revenues, net	$4,750,037	100%	$4,023,209	100%	$726,828

Operating expenses:
Technical and operating (excluding depreciation and amortization (including impairments))	2,262,694	48	1,864,579	46	(398,115)
Selling, general & administrative	1,192,457	25	1,083,394	27	(109,063)
Other operating income	(95,758)	(2)	(4,758)	—	91,000
Restructuring charges	151	—	10,725	—	10,574
Depreciation and amortization (including impairments)	1,137,940	24	1,042,850	26	(95,090)
Operating income	252,553	5	26,419	1	226,134
Other income (expense):
Interest expense, net	(712,440)	(15)	(604,769)	(15)	(107,671)
Equity in net income (loss) of affiliates	(12,991)	—	429,732	11	(442,723)
Gain (loss) on sale of cable assets and programming and affiliates interests, net	2,232	—	(13,644)	—	15,876
Gain on investments, net	134,598	3	235,857	6	(101,259)
Write-off of deferred financing costs	(18,961)	—	(388)	—	(18,573)
Loss on derivative contracts, net	(165,305)	(3)	(208,323)	(5)	43,018
Loss on extinguishment of debt	(78,571)	(2)	—	—	(78,571)
Minority interests	(65,568)	(1)	(116,950)	(3)	51,382
Miscellaneous, net	46	—	3,719	—	(3,673)
Loss from continuing operations before taxes	(664,407)	(14)	(248,347)	(6)	(416,060)
Income tax benefit (expense)	194,808	4	(26,416)	(1)	221,224
Loss from continuing operations	(469,599)	(10)	(274,763)	(7)	(194,836)
Loss from discontinued operations, net of taxes	(199,057)	(4)	(22,476)	(1)	(176,581)
Loss before extraordinary item	(668,656)	(14)	(297,239)	(7)	(371,417)
Extraordinary loss on investment, net of taxes	(7,436)	—	—	—	(7,436)
Net loss	$(676,092)	(14)%	$(297,239)	(7)%	$(378,853)

	Years Ended December 31,
	2003		2002		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Net Income
	(dollars in thousands)
Revenues, net	$4,023,209	100%	$3,664,365	100%	$358,844

Operating expenses:
Technical and operating (excluding depreciation and amortization (including impairments))	1,864,579	46	1,664,441	45	(200,138)
Selling, general & administrative	1,083,394	27	906,794	25	(176,600)
Other operating income	(4,758)	—	—	—	4,758
Restructuring charges	10,725	—	74,091	2	63,366
Depreciation and amortization (including impairments)	1,042,850	26	862,952	24	(179,898)
Operating income	26,419	1	156,087	4	(129,668)
Other income (expense):
Interest expense, net	(604,769)	(15)	(485,316)	(13)	(119,453)
Equity in net income (loss) of affiliates	429,732	11	(42,014)	(1)	471,746
Loss on sale of cable assets	(13,644)	—	—	—	(13,644)
Gain (loss) on investments, net	235,857	6	(881,394)	(24)	1,117,251
Write-off of deferred financing costs	(388)	—	(6,931)	—	6,543
Gain (loss) on derivative contracts, net	(208,323)	(5)	924,037	25	(1,132,360)
Loss on extinguishment of debt	—	—	(17,237)	—	17,237
Minority interests	(116,950)	(3)	(201,695)	(6)	84,745
Miscellaneous, net	3,719	—	(5,644)	—	9,363
Loss from continuing operations before taxes	(248,347)	(6)	(560,107)	(15)	311,760
Income tax benefit (expense)	(26,416)	(1)	81,497	2	(107,913)
Loss from continuing operations	(274,763)	(7)	(478,610)	(13)	203,847
Income (loss) from discontinued operations, net of taxes	(22,476)	(1)	572,493	16	(594,969)
Net income (loss)	$(297,239)	(7)%	$93,883	3%	$(391,122)

Comparison of Year Ended December 31, 2004 Versus Year Ended December 31, 2003

Revenues, net for the year ended December 31, 2004 increased $726.8 million (18%) as compared to revenues for the prior year.  The net increase is attributable to the following:

(dollars in millions)
Increase in net revenue from high-speed data and VoIP services	$204.7
Increase in revenue due to the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area	202.3
Higher revenue per cable television video subscriber attributable primarily to rate increases and digital subscriber growth, net of changes in the average number of subscribers	139.9
Increased revenue in Rainbow Media Holdings’ programming services (excluding those of Madison Square Garden) and the effect of the consolidation of Fox Sports Net Chicago and of Fox Sports Net Bay Area	111.2
Increased revenues from video on demand, subscription video on demand and pay-per view	31.7
Increase in Madison Square Garden’s revenue	6.8
Other net increases	30.2
$726.8

Technical and operating expenses (excluding depreciation and amortization (including impairments)) include primarily:

•                  cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis;

•                  network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections;

•                  contractual rights payments to broadcast certain live sporting events and contractual payments pursuant to employment agreements with professional sports teams personnel;

•                  programming and production costs of our Rainbow businesses; and

•                  interconnection, call completion and circuit fees relating to our telephone and VoIP businesses.

Technical and operating expenses (excluding depreciation and amortization (including impairments)) for 2004 increased $398.1 million (21%) compared to 2003.  The net increase is attributable to the following:

(dollars in millions)
Increased costs incurred in connection with our VOOM 21 high definition television programming service (including impairment charges of $75.8 million)	$117.3
Increase due to the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area	112.3
Increase in programming costs incurred by cable operations	94.0
Increase in network management and field service costs	49.4
Decrease in Rainbow and Madison Square Garden programming and production costs, including contractual rights (excluding Fox Sports Net Chicago and Fox Sports Net Bay Area)	(12.3)
Other net increases	37.4
$398.1

As a percentage of revenues, technical and operating expenses increased 2% during 2004 as compared to 2003.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, costs of facilities and costs of customer call centers. Selling, general and administrative expenses increased $109.1 million (10%) for 2004 as compared to 2003.  The net increase is attributable to the following:

(dollars in millions)
Increase in sales and marketing costs	$37.4
Increase due to the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area	24.6
Increase in general and administrative costs	32.9
Increase in customer service costs	22.8
Increase costs incurred in connection with marketing and administrative costs of our VOOM 21 channels	12.0
Decrease in stock plan expenses (includes the effects of changes in stock price, the vesting of restricted stock and employee separations)	(8.1)
Decrease in expenses relating to a long-term incentive plan	(4.5)
Other net decreases	(8.0)
$109.1

As a percentage of revenues, selling, general and administrative expenses decreased 2% in 2004 compared to 2003, including and excluding the effects of the stock plan.

Other operating income of $95.8 million for the year ended December 31, 2004 includes a $54.0 million cash payment received in connection with the New York Mets’ notice of termination of the broadcast rights agreement with Madison Square Garden which will be effective after the 2005 baseball season and a $41.8 million reversal of a purchase accounting liability related to this broadcast rights agreement.  Other operating income of $4.8 million for the year ended December 31, 2003 resulted from the sale of trade accounts receivable from Adelphia Communications for which a reserve had previously been recorded.

Restructuring charges amounted to $0.2 million in 2004 and $10.7 million in 2003.  The 2004 amount is comprised of $5.9 million of severance costs, partially offset by a $5.7 million credit resulting from changes in estimates of facility realignment and other costs relating to the 2001, 2002 and 2003 restructuring plans.  The 2003 amount is comprised of $4.6 million in facility realignment costs relating to the 2001 restructuring and $6.1 million of new provisions associated with the elimination of positions, including severance, outplacement costs and other related costs relating to the 2003 restructuring.

Depreciation and amortization (including impairments) increased $95.1 million (9%) for 2004 as compared to 2003.  The increase resulted primarily from impairment charges of $78.5 million relating to certain Rainbow DBS assets that are not held for sale and $12.0 million related to certain assets of the VOOM 21 channels.  The remaining increase of $4.6 million resulted from depreciation of new plant assets and amortization of acquired intangibles, partially offset by lower write-off and disposal costs of certain fixed assets.

Net interest expense increased $107.7 million (18%) during 2004 compared to 2003.  The net increase is attributable to the following:

(dollars in millions)
Increase due primarily to higher average debt balances	$121.1
Lower interest income	2.0
Classification of dividends on CSC Holdings’ Series H and Series M Redeemable Preferred Stock as interest expense in connection with the implementation of Statement of Financial Accounting Standards No. 150 as of July 1, 2003.	60.6
Decrease in dividends on CSC Holdings’ Series H and Series M Redeemable Preferred Stock due to their redemption in May 2004	(87.3)
Other net increases	11.3
$107.7

Equity in net loss of affiliates amounted to $13.0 million in 2004 compared to equity in net income of affiliates of $429.7 million in 2003.  Such amounts consist of the Company’s share of the net income or loss of certain businesses in which the Company has varying minority ownership interests.  The amount for the year ended December 31, 2003 includes $434.6 million representing our equity in the net income of Northcoast Communications, LLC, which resulted primarily from the gain related to Northcoast Communications’ sale of its personal communication service licenses to Verizon Wireless.

Gain (loss) on sale of cable assets and programming and affiliate interests consisted of a gain of $2.2 million for the year ended December 31, 2004 compared to a loss of $13.6 million for the year ended December 31, 2003.  The 2004 gain resulted from the sale of a minority-owned affiliate interest. The 2003 loss resulted from the contemplated settlement of working capital adjustments associated with the Company’s sale of cable systems to AT&T in 2001.

Gain (loss) on investments, net for the years ended December 31, 2004 and 2003 consists of the following:

	Years Ended December 31,
	2004	2003
	(dollars in millions)
Increase in the fair value of Charter Communications, Adelphia Communications, AT&T, AT&T Wireless, Comcast, General Electric and Leapfrog common stock	$133.5	$237.7
Income (loss) on various other investments	1.1	(1.9)
	$134.6	$235.8

The effects of these gains and losses are largely offset by the losses and gains on related derivative contracts described below.

Write-off of deferred financing costs of $19.0 million in 2004 consisted of costs written off in connection with the redemption of CSC Holdings’ Series H and Series M Redeemable Exchangeable Preferred Stock and CSC Holdings’ 9-7/8% senior subordinated debentures aggregating $5.1 million and termination of certain of the Company’s credit agreements aggregating $13.9 million.  The 2003 amount of $0.4 million resulted from costs written-off relating to the termination of certain of the Company’s credit agreements.

Gain (loss) on derivative contracts, net for the years ended December 31, 2004 and 2003 consists of the following:

	Years Ended December 31,
	2004	2003
	(dollars in millions)
Loss due to the change in fair value of the Company’s prepaid forward contracts relating to the AT&T, AT&T Wireless, Comcast, Charter Communications, General Electric, Leapfrog and Adelphia Communications shares	$(132.9)	$(180.1)
Realized and unrealized loss on exchange right and put option related to CSC Holdings’ Series A Preferred Stock	(31.7)	(38.6)
Unrealized and realized gains on interest rate swap contracts	(0.7)	10.4
	$(165.3)	$(208.3)

Loss on extinguishment of debt of $78.6 million for the year ended December 31, 2004 represents premiums of $58.2 million on the early redemption of CSC Holdings’ Series H and Series M Redeemable Preferred Stock, $14.3 million on the early redemption of CSC Holdings’ 9-7/8% senior subordinated debentures, and $6.1 million on the termination of the AT&T Wireless stock monetization contracts.

Minority interests represent other parties’ shares of the net income (losses) of entities which are not entirely owned by us but which are consolidated in our financial statements.  For the years ended December 31, 2004 and 2003 minority interests consists of the following:

	Years Ended December 31,
	2004	2003
	(dollars in millions)
News Corporation’s 40% share of the net income of Regional Programming Partners’ continuing operations	$(72.5)	$(6.2)
MGM’s 20% share of the net income or loss of AMC, The Independent Film Channel and WE: Women’s Entertainment through July 18, 2003	—	(17.0)
CSC Holdings’ Series H and Series M Preferred Stock dividend requirements through June 30, 2003*	—	(87.2)
CSC Holdings’ Series A Preferred Stock dividend requirements	—	(5.0)
Minority partner’s interest in DTV Norwich	7.9	—
Other	(1.0)	(1.6)
	$(65.6)	$(117.0)

*                             Beginning July 1, 2003, these dividend requirements are recorded as interest expense.

Net miscellaneous income of $3.7 million for the year ended December 31, 2003 resulted primarily from dividends received on certain of the Company’s investment securities, partially offset by other miscellaneous expenses.

Income tax benefit attributable to continuing operations of $194.8 million in 2004 resulted primarily from the pretax loss, offset by an increase in the valuation allowance of $14.0 million, non-deductible preferred stock dividends, a non-deductible adjustment related to the exchange right and put option related to the Series A Preferred Stock of CSC Holdings, a non-deductible redemption premium related to the Series H and M Preferred Stock of CSC Holdings, state taxes, and an adjustment to the deferred tax rate.  The income tax expense attributable to continuing operations of $26.4 million in 2003 resulted from the pretax loss, offset by an increase in the valuation allowance of $28.0 million, non-deductible preferred stock dividends, a non-deductible adjustment related to the exchange right and put option related to the Series A Preferred Stock of CSC Holdings, state taxes, and an adjustment to the deferred tax rate.

Loss from discontinued operations, net of taxes for the years ended December 31, 2004 and 2003 reflects the following items, net of related income taxes and minority interests:

	Years Ended December 31,
	2004	2003
	(dollars in millions)
Net operating results of the Rainbow DBS distribution business (including impairment charges of $188.5 million in 2004)	$(220.3)	$(26.6)
Net operating results of Fox Sports Net Ohio and Fox Sports Net Florida	22.9	18.2
Net operating results of the retail electronics business	—	(5.7)
Loss on sale of the retail electronics business	(0.6)	(8.4)
Loss on sale of Bravo programming service	(1.1)	—
	$(199.1)	$(22.5)

See Note 23 of the Company’s consolidated financial statements included in Exhibit 99.3.

Extraordinary loss, net of taxes of $7.4 million for the year ended December 31, 2004 resulted from Rainbow DBS’s investment in DTV Norwich, LLC and represents the excess of the purchase price over fair market value of the acquired assets.

Business Segments Results – Cablevision Systems Corporation

The Company classifies its business interests into three segments:

•                  Telecommunications Services, consisting principally of our consumer video, high-speed data, Voice over Internet Protocol and Lightpath’s commercial data and voice services operations;

•                  Rainbow, consisting principally of interests in national and regional cable television programming networks including the VOOM 21 high definition channels; and

•                  Madison Square Garden, which owns and operates professional sports teams, regional cable television networks and an entertainment business.

The Company allocates certain costs to each segment based upon their proportionate estimated usage of services.  The financial information for the segments does not include inter-segment eliminations.

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for the Company’s Telecommunications Services segment.

	Years Ended December 31,
	2004		2003
	Amount	% of Net Revenues	Amount	% of Net Revenues
	(dollars in thousands)
Revenues, net	$3,123,956	100%	$2,715,298	100%
Technical and operating expenses (excluding depreciation and amortization)	1,276,529	41	1,086,348	40
Selling, general and administrative expenses	637,115	20	605,321	22
Restructuring charges	736	—	2,923	—
Depreciation and amortization	786,485	25	780,671	29
Operating income	$423,091	14%	$240,035	9%

Revenues, net for the year ended December 31, 2004 increased $408.7 million (15%) as compared to revenues for the prior year.  The net increase is attributable to the following:

(dollars in millions)
Increase in net revenue from high-speed data and VoIP services	$204.7
Higher revenue per cable television subscriber attributable primarily to rate increases and digital subscriber growth, net of changes in the average number of subscribers	139.9
Increased revenues from video on demand, subscription video on demand and pay-per view	31.7
Increase in Lightpath revenues, net of intersegment eliminations	14.1
Other net increases	18.3
$408.7

Technical and operating expenses (excluding depreciation and amortization) for 2004 increased $190.2 million (18%) compared to 2003.  The net increase is attributable to the following:

(dollars in millions)
Increase in programming costs	$115.0
Increase in network management, field service and related costs	49.4
Increase in call completion costs relating to the VoIP business	13.9
Other net increases	11.9
$190.2

As a percentage of revenues, technical and operating expenses increased 1% during 2004 as compared to 2003.

Selling, general and administrative expenses increased $31.8 million (5%) for 2004 as compared to 2003.  The net increase is attributable to the following:

(dollars in millions)
Increase in sales and marketing costs	$18.1
Increase in customer service costs	22.8
Lower expenses relating to a long-term incentive plan	(2.2)
Decrease in stock plan expenses (includes the effects of changes in stock price, the vesting of restricted stock and employee separations)	(6.1)
Other net decreases	(0.8)
$31.8

As a percentage of revenues, selling, general and administrative expenses decreased 2% in 2004 as compared to 2003.  Excluding the effects of the stock plan, as a percentage of revenues such costs decreased 1% in 2004 as compared to 2003.

Restructuring charges amounted to $0.7 million in 2004 and $2.9 million in 2003.  The 2004 amount is comprised of $0.8 million of new provisions associated with the elimination of positions, including severance and outplacement costs, partially offset by a credit of $0.1 million in facility realignment costs relating to the 2002 restructuring.

The 2003 amount is comprised of $3.4 million of new provisions associated with the elimination of positions, including severance, outplacement costs and other related costs relating to the 2003 and 2002 restructurings, partially offset by a credit of $0.5 million in facility realignment costs relating to the 2001 restructuring.

Depreciation and amortization expense increased $5.8 million (1%) for 2004 as compared to 2003.  The net increase resulted primarily from depreciation of new subscriber devices, headend upgrades and new plant assets, partly offset by a decrease in the write-off and disposal costs of certain fixed assets.

Rainbow

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s Rainbow segment.

	Years Ended December 31,
	2004		2003
	Amount	% of Net Revenues	Amount	% of Net Revenues
	(dollars in thousands)
Revenues, net	$923,894	100%	$610,417	100%
Technical and operating expenses	501,621	54	279,755	46
Selling, general and administrative expenses (excluding depreciation and amortization)	334,656	36	289,276	47
Other operating income	—	—	(4,261)	(1)
Restructuring charges (credits)	909	—	(48)	—
Depreciation and amortization	213,161	23	91,520	15
Operating income	$(126,453)	(14)%	$(45,825)	(8)%

Revenues, net for the year ended December 31, 2004 increased $313.5 million (51%) as compared to revenues for the prior year.  Approximately $202.3 million of the increase was due to the acquisition of the remaining interests in Fox Sports Net Chicago and Fox Sports Net Bay Area in December 2003.  Approximately $52.8 million of the increase was due primarily to higher advertising revenue, approximately $38.4 million was attributed primarily to growth in programming network subscribers and rate increases, and the remaining increase of $20.0 million was from film distribution and other revenue sources.

Technical and operating expenses for the year ended December 31, 2004 increased $221.9 (79%) compared to 2003.  The net increase was comprised of an increase of $112.3 million resulting from the acquisition of the remaining interests in Fox Sports Net Chicago and Fox Sports Net Bay Area in December 2003, an increase of $117.3 million relating to our VOOM 21 channels (including impairment charges of $75.8 million) and $10.2 million due primarily to higher programming and contractual costs, partially offset by a charge in 2003 of $17.9 million relating to the write-down of certain film and programming contracts.  As a percentage of revenues, technical and operating expenses increased 8% during 2004 as compared to 2003.

Selling, general and administrative expenses increased $45.4 million (16%) for 2004 compared to 2003.  Approximately $24.6 million of the increase resulted from the acquisition of the remaining interests in Fox Sports Net Chicago and Fox Sports Net Bay Area in December 2003.  The remaining increase consisted of an increase of $10.6 million in sales, marketing and advertising costs, and a $12.1 million increase in administrative costs, relating primarily to the VOOM 21 channels, partially offset by a decrease of $1.9 million in charges related to a stock plan and a long-term incentive plan.  As a percentage of revenues, selling, general and administrative expenses decreased 11% in 2004 compared to 2003 including and excluding the effects of the stock plan.

Other operating income of $4.3 million for the year ended December 31, 2003 resulted from the sale of trade accounts receivable from Adelphia Communications for which a reserve had previously been recorded.

Restructuring charges of $0.9 million in 2004 related primarily to expenses associated with the elimination of positions at Fox Sports Net Chicago, including severance, outplacement costs and other related costs.

Depreciation and amortization expense increased $121.6 million for the year ended December 31, 2004 when compared to 2003.  The increase resulted primarily from impairment charges of $78.5 million relating to Rainbow DBS assets that are not held for sale and $12.0 million relating to assets of the VOOM 21 channels.  An increase of approximately $23.7 million resulted from the amortization of acquired intangibles and approximately $7.4 million resulted from the depreciation of new fixed assets.

Madison Square Garden

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for Madison Square Garden.

	Year Ended December 31,
	2004		2003
	Amount	% of Net Revenues	Amount	% of Net Revenues
	(dollars in thousands)
Revenues, net	$778,754	100%	$771,986	100%
Technical and operating expenses (excluding depreciation and amortization)	561,326	72	567,870	74
Selling, general and administrative expenses	146,652	19	144,106	19
Other operating income	(95,840)	(12)	(497)	—
Restructuring	4,146	—	3,735	—
Depreciation and amortization	45,445	6	52,273	7
Operating (loss)/ income	$117,025	15%	$4,499	1%

Revenues, net for the year ended December 31, 2004 increased $6.8 million (1%), as compared to revenues for the prior year.  This net increase is attributable to the following:

(dollars in millions)
Increases from:
Higher MSG Networks revenues due mostly to higher affiliate fees, excluding impact of the cancellation of National Hockey League 2004/2005 season discussed below	$16.4
National Basketball Association expansion revenue received in 2004	10.3
Higher other Knicks related regular season and playoff revenues	11.9
Higher revenues from Christmas Spectacular, including touring shows	15.9
Net higher revenues from other events at Madison Square Garden and Radio City Music Hall	13.3
Other net increases	9.1
Decreases from:
Impact of National Hockey League cancellation of 2004/2005 season	(42.7)
Lower level of concerts and attractions held outside the Company’s venues	(12.2)
Discontinuation of A Christmas Carol show at the Theater at Madison Square Garden in 2004	(15.2)
$6.8

Madison Square Garden’s short-term agreement with an affiliate expired on March 7, 2005 and this affiliate has discontinued carriage of Madison Square Garden’s networks.  We believe we will ultimately reach contractual terms with this affiliate for carriage of MSG Networks.  However, we can give no assurance as to when an agreement will be reached and therefore cannot determine the extent to which our 2005 operating results will be negatively impacted.  If an agreement is not reached in 2005, the negative impact to Madison Square Garden’s operating results could be significant, but the impact would not be material to the Company’s consolidated operating results.

Technical and operating expenses (excluding depreciation and amortization) for the year ended December 31, 2004 decreased $6.5 million (1%) as compared to the prior year.  This decrease was primarily due to a reduction in costs attributable to the cancellation of the NHL 2004/2005 season. Other factors contributing to this decrease were lower costs associated with events held outside the Company’s venues, the absence of the costs for A Christmas Carol due to the discontinuation of this show, as well as lower operating costs at MSG Networks.  The impact of these favorable results, aggregating $75.5 million, was substantially offset by a net increase of $69.0 million.  The main drivers of this net increase were higher provisions for Knicks active roster luxury tax and for certain team transactions, higher team compensation, a credit recorded in the first quarter of 2003 reflecting the reversal of a luxury tax provision attributable to a certain player who was previously waived due to a career ending injury, as well as increased costs associated with favorable revenue items discussed above.

Selling, general and administrative expenses for the year ended December 31, 2004 increased $2.5 million (2%) as compared to the prior year primarily due to higher professional fees and promotional costs, partially offset by a decrease in expenses related to employee stock and long-term incentive plans, lower provisions for severance, as well as other cost savings across the Company.

Other operating income of $95.8 million in 2004 results from the notice of termination of Madison Square Garden’s broadcast rights agreement with the New York Mets.  In the second quarter of 2004, the New York Mets gave notice of termination of their rights agreement with Madison Square Garden, and with the notice paid Madison Square Garden a contractually obligated termination fee of $54.0 million.  The termination of the rights agreement will be effective after the 2005 baseball season.  In addition, Madison Square Garden recorded a $41.8 million credit reflecting the reversal of a purchase accounting liability related to this rights agreement. Other operating income of $0.5 million in 2003 resulted from the sale of trade accounts receivable from Adelphia Communications for which a reserve had been previously recorded.

Restructuring charges of $4.1 million in 2004 represent severance costs associated with the elimination of certain staff positions in the first and second quarters of 2004, as well as an additional charge recorded as a result of the final cost determination for benefits associated with the elimination of certain staff positions in 2003.  Restructuring charges of $3.7 million in 2003 primarily represent severance costs associated with the elimination of certain other staff positions in the second quarter of 2003.

Depreciation and amortization expense for the year ended December 31, 2004 decreased $6.8 million (13%) as compared to the prior year due primarily to certain intangibles and fixed assets becoming fully amortized and depreciated, respectively.

Comparison of Year Ended December 31, 2003 Versus Year Ended December 31, 2002

Revenues, net for the year ended December 31, 2003 increased $358.8 million (10%) as compared to revenues for the prior year.  The net increase is attributable to the following:

(dollars in millions)
Increase in revenue from high-speed data services	$173.6
Increased revenue in Rainbow Media Holdings’ programming services excluding those of Madison Square Garden*	88.0
Higher revenue per cable television subscriber primarily attributable to rate increases	87.1
Increased revenue from developing telephone businesses	29.3
Bad debt expense recorded in 2002 associated with Adelphia Communications with no comparable expense in 2003	7.6
Decrease in Madison Square Garden’s revenue*	(18.7)
Other net decreases	(8.1)
$358.8

*                             Amounts exclude the effects of the decrease in bad debt expense related to Adelphia Communications.

Technical and operating expenses (excluding depreciation and amortization (including impairments)) include primarily:

•                  cable programming costs which are costs paid to programmers, net of amortization of any launch support received, for cable content and are generally paid on a per-subscriber basis,

•                  network management and field service costs which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections,

•                  contractual rights payments to broadcast certain live sporting events and contractual payments pursuant to employment agreements with professional sports teams personnel,

•                  programming and production costs of our Rainbow businesses, and

•                  interconnection, call completion and circuit fees relating to our telephony business.

Technical and operating expenses (excluding depreciation and amortization (including impairments)) for 2003 increased $200.1 million (12%) compared to 2002.  The net increase is attributable to the following:

(dollars in millions)
Increase in network management and field service costs	$73.3
Increase in Rainbow and MSG programming and production costs, including contractual rights (excluding costs of the VOOM 21 channels)	52.5
Increase in programming costs, including YES Network programming and indemnification costs of $38.4 million	57.1
Costs incurred to develop content for the VOOM 21 channels	26.6
Increase in technical management and employee bonuses	3.2
Other net decreases	(12.6)
$200.1

As a percentage of revenues, technical and operating expenses increased 1% during 2003 as compared to 2002

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs, costs of facilities and costs of customer call centers. Selling, general and administrative expenses increased $176.6 million (19%) for 2003 as compared to 2002.  The net increase is attributable to the following:

(dollars in millions)
Increase in stock plan expenses primarily attributable to an increase in the market price of the Company’s stock	$83.7
Increase in sales and marketing costs	24.8
Increase in customer service costs	24.8
Reinstatement of management and employee bonuses in certain divisions	33.8
Decrease in general and administrative cost	(22.7)
Costs associated with the investigation into improper expense recognition	13.3
Higher expenses relating to a long-term incentive plan, as described in Note 16 to Consolidated Financial Statements	12.5
Legal expenses relating to the YES Network dispute	6.4
$176.6

As a percentage of revenues, selling, general and administrative expenses increased 2% in 2003 compared to 2002.  Excluding the effects of the stock plan, as a percentage of revenues such costs remained constant during 2003 as compared to 2002.

Other operating income of $4.8 million for the year ended December 31, 2003 resulted from the sale of trade accounts receivable from Adelphia Communications for which a reserve had previously been recorded.

Restructuring charges amounted to $10.7 million in 2003 and $74.1 million in 2002.  The 2003 amount is comprised of $4.6 million in facility realignment costs relating to the 2001 restructuring, and $6.1 million of new provisions associated with the elimination of positions, including severance, outplacement costs and other related costs relating to the 2003 restructuring.  The 2002 amount is comprised of a $1.1 million increase relating to the 2001 restructuring and $73.0 million of new provisions relating to the 2002 restructuring.  Such charges include expenses associated with the elimination of positions, including severance, outplacement costs and other related costs, and facility realignment. The 2002 restructuring also includes the $32.5 million portion of a settlement with a vendor attributed to a reduction in required digital set top box commitments.

Depreciation and amortization (including impairments) increased $179.9 million (21%) for 2003 as compared to 2002.  The increases resulted primarily from depreciation of new subscriber devices, headend upgrades and new plant assets, the write-off of certain fixed assets, costs of disposal of certain fixed assets and amortization of acquired intangibles.

Net interest expense increased $119.5 million (25%) during 2003 compared to 2002.  Approximately $87.3 million of the increase for the year ended December 31, 2003 resulted from the classification of dividends on CSC Holdings’ Series H and Series M Redeemable Preferred Stock as interest expense in connection with the implementation of Statement of Financial Accounting Standards No. 150 as of July 1, 2003 and the inclusion of such dividends for the six months ended December 31, 2003 in interest expense.  The remaining increase of $32.2 million was primarily attributable to higher overall average debt balances, partly offset by lower average interest rates (weighted average of 6.3% in 2003 as compared to 6.6% in 2002) and lower interest income ($10.9 million in 2003 as compared to $21.2 million in 2002.)

Equity in net income of affiliates amounted to $429.7 million in 2003 compared to equity in net loss of affiliates of $42.0 million in 2002.  Such amounts consist of the Company’s share of the net income or loss of certain businesses in which the Company has varying minority ownership interests.  The amount for the year ended December 31, 2003 includes $434.6 million representing our equity in the net income of Northcoast Communications, LLC, which resulted primarily from the gain related to Northcoast Communications’ sale of its personal communication service licenses to Verizon Wireless.

Loss on sale of cable assets of $13.6 million for the year ended December 31, 2003 resulted from the contemplated settlement of working capital adjustments associated with the Company’s sale of cable systems to AT&T in 2001.

Gain (loss) on investments, net for the years ended December 31, 2003 and 2002 consists of the following:

	Years Ended December 31,
	2003	2002
	(dollars in millions)
Increase (decrease) in the fair value of Charter Communications, Adelphia Communications, AT&T, AT&T Wireless, Comcast, General Electric and Leapfrog common stock	$237.7	$(874.1)
Loss on various other investments	(1.9)	(7.3)
	$235.8	$(881.4)

The effects of these gains and losses are largely offset by the losses and gains on related derivative contracts described below.

Write-off of deferred financing costs of $0.4 million in 2003 and $6.9 million in 2002 consist principally of costs written off in connection with amendments to, or termination of, the Company’s credit agreements and the redemption of the Company’s senior subordinated notes.

Gain (loss) on derivative contracts, net for the years ended December 31, 2003 and 2002 consists of the following:

	Years Ended December 31,
	2003	2002
	(dollars in millions)
Gain (loss) due to the change in fair value of the Company’s prepaid forward contracts relating to the AT&T, AT&T Wireless, Comcast, Charter Communications, General Electric, Leapfrog and Adelphia Communications shares	$(180.1)	$808.1
Unrealized gain (loss) on exchange right and put option related to CSC Holdings’ Series A Preferred Stock	(38.6)	—
Unrealized and realized gains on interest rate swap contracts	10.4	115.9
	$(208.3)	$924.0

Loss on extinguishment of debt amounted to $17.2 million in 2002.  The 2002 loss resulted from the settlement of the Company’s collateralized indebtedness relating to the monetization of its shares of Adelphia Communications common stock under prepaid forward contracts.

Minority interests represent other parties’ shares of the net income (losses) of entities which are not entirely owned by us but which are consolidated in our financial statements.  For the years ended December 31, 2003 and 2002 minority interests consists of the following:

	Years Ended December 31,
	2003	2002
	(dollars in millions)
CSC Holdings’ Series H and Series M Preferred Stock dividend requirements through June 30, 2003*	$(87.2)	$(174.5)
MGM’s 20% share of the net income or loss of AMC, The Independent Film Channel and WE: Women’s Entertainment through July 18, 2003	(17.0)	(18.2)
News Corporation’s 40% share of the net income of Regional Programming Partners’ continuing operations	(6.2)	(14.0)
CSC Holdings’ Series A Preferred Stock dividend requirements	(5.0)	—
NBC’s share of the net loss of Rainbow Media Holdings through December 7, 2002	—	6.1
Other	(1.6)	(1.1)
	$(117.0)	$(201.7)

*                             Beginning July 1, 2003, these dividend requirements are recorded as interest expense.

Net miscellaneous income of $3.7 million for 2003 resulted primarily from dividends received on certain of the Company’s investment securities.  The 2002 expense of $5.6 million includes various miscellaneous expenses, partially offset by dividends on certain of the Company’s investment securities.

Income tax expense attributable to continuing operations of $26.4 million in 2003 resulted primarily from the pretax loss, offset by an increase in the valuation allowance of $28.0 million, non-deductible preferred stock dividends, a non-deductible adjustment related to the exchange right and put option related to the Series A Preferred Stock of CSC Holdings, state taxes, and an adjustment to the deferred tax rate.  The income tax benefit of $81.5 million in 2002 resulted from a pretax loss, partially offset by an increase in the valuation allowance of $58.6 million, non-deductible preferred stock dividends and state taxes.

Income (loss) from discontinued operations, net of taxes for the years ended December 31, 2003 and 2002 reflects the following items associated with assets held for sale, net of related income taxes and minority interests:

	Years Ended December 31,
	2003	2002
	(dollars in millions)
Net operating results of Bravo programming service sold in December 2002	$—	$14.5
Gain on sale of Bravo programming service	—	663.4
Net operating results of Fox Sports Net Ohio and Fox Sports Net Florida	18.2	11.7
Net operating results of Rainbow DBS distribution business	(26.6)	(1.9)
Net operating results of the retail electronics business	(5.7)	(115.2)
Loss on sale of the retail electronics business	(8.4)	—
	$(22.5)	$572.5

Business Segments Results - Cablevision Systems Corporation

Telecommunications Services

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for the Company’s telecommunications services segment.

	Years Ended December 31,
	2003		2002
	Amount	% of Net Revenues	Amount	% of Net Revenues
	(dollars in thousands)
Revenues, net	$2,715,298	100%	$2,419,506	100%
Technical and operating expenses (excluding depreciation and amortization)	1,086,348	40	965,258	40
Selling, general and administrative expenses	605,321	22	478,725	20
Restructuring charges	2,923	—	47,388	2
Depreciation and amortization	780,671	29	615,524	25
Operating income	$240,035	9%	$312,611	13%

Revenues, net for the year ended December 31, 2003 increased $295.8 million (12%) as compared to revenues for the prior year.  The net increase is attributable to the following:

(dollars in millions)
Increase in revenue from high-speed data services	$173.6
Higher revenue per cable television subscriber primarily attributable to rate increases	87.1
Increased revenue from developing telephone businesses including VoIP	29.3
Other net increases	5.8
$295.8

Technical and operating expenses (excluding depreciation and amortization) for 2003 increased $121.1 million (13%) compared to 2002.  The net increase is attributable to the following:

(dollars in millions)
Increase in network management and field service costs	$73.3
Increase in programming costs, including YES Network programming and indemnification costs of $38.4 million	57.1
Increase in technical management and employee bonuses	3.2
Other net decreases	(12.5)
$121.1

As a percentage of revenues, technical and operating expenses remained constant during 2003 as compared to 2002.

Selling, general and administrative expenses increased $126.6 million (26%) for 2003 as compared to 2002.  The net increase is attributable to the following:

(dollars in millions)
Increase in stock plan expenses primarily attributable to an increase in the market price of the Company’s stock	$46.3
Increase in sales and marketing costs	32.2
Increase in customer service costs	24.8
Increase in management and employee bonuses	14.0
Other general and administrative cost increases	(5.8)
Higher expenses relating to a long-term incentive plan, as described in Note 16 to the Consolidated Financial Statements	8.7
Legal expenses relating to the YES Network dispute	6.4
$126.6

As a percentage of revenues, selling, general and administrative expenses increased 2% for 2003 as compared to 2002.  Excluding the effects of the stock plan, as a percentage of revenues such costs remained constant during 2003 as compared to 2002.

Restructuring charges amounted to $2.9 million in 2003 and $47.4 million in 2002.  The 2003 amount is comprised of $3.4 million of new provisions associated with the elimination of positions, including severance, outplacement costs and other related costs relating to the 2003 and 2002 restructurings, partially offset by a credit of $0.5 million in facility realignment costs relating to the 2001 restructuring.

The 2002 amount is comprised of a $2.2 million increase relating to the 2001 restructuring and $45.2 million of new provisions relating to the 2002 restructuring.  Such charges include expenses associated with the elimination of positions, including severance, outplacement costs and other related costs, and facility realignment and for the 2002 restructuring includes the $32.5 million portion of a settlement with a vendor attributed to a reduction in required digital set top box commitments.

Depreciation and amortization expense increased $165.1 million (27%) for 2003 as compared to 2002.  The net increases resulted primarily from depreciation of new subscriber devices, headend upgrades and new plant assets, the write-off of certain fixed assets and costs of disposal of certain fixed assets.

Rainbow

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenues for the Company’s Rainbow segment.

	Years Ended December 31,
	2003		2002
	Amount	% of Net Revenues	Amount	% of Net Revenues
	(dollars in thousands)
Revenues, net	$610,417	100%	$515,789	100%
Technical and operating expenses (excluding depreciation and amortization)	279,755	46	235,711	46
Selling, general and administrative expenses	289,276	47	239,054	46
Other operating income	(4,261)	(1)	—	—
Restructuring credits	(48)	—	(4,478)	(1)
Depreciation and amortization	91,520	15	59,721	12
Operating loss	$(45,825)	(8)%	$(14,219)	(3)%

Revenues, net for the year ended December 31, 2003 increased $94.6 million (18%) as compared to revenues for the prior year.  Approximately $36.7 million of the increase was attributed to growth in programming network subscribers and rate increases, and approximately $51.3 million of the increase was due primarily to higher advertising revenue.  In addition, a $6.6 million bad debt expense associated with Adelphia Communications was recorded in 2002 with no comparable expense in 2003.

Technical and operating expenses (excluding depreciation and amortization) for the year ended December 31, 2003 increased $44.0 million (19%) compared to 2002.  The increase was comprised of $26.6 million of increased costs to develop content for the VOOM 21 channels and $17.9 million relating to the write-down of certain film and programming contracts.  The remaining net decrease of $0.5 million resulted from lower net programming and production costs.  As a percentage of revenues, such costs remained constant during 2003 as compared to 2002.

Selling, general and administrative expenses increased $50.2 million (21%) for 2003 compared to 2002.  The net increase was comprised of an increase of $21.6 million resulting from higher sales, marketing, advertising and other general and administrative cost increases, $20.2 million in charges related to an employee stock plan, and a $12.4 million increase resulting from costs associated with the investigation, partially offset by a decrease of $4.0 million in charges related to a long-term incentive plan.  As a percentage of revenues, selling, general and administrative expenses increased 1% in 2003 as compared to 2002.  Excluding the effects of the stock plan, such expenses decreased 2% as a percentage of revenue during 2003 as compared to 2002.

Other operating income of $4.3 million for the year ended December 31, 2003 resulted from the sale of trade accounts receivable from Adelphia Communications for which a reserve had previously been recorded.

Restructuring credits of $4.5 million in 2002 is comprised of a reduction of $6.1 million in a facility lease obligation as a result of the Bravo transaction and a $1.6 million charge relating to the 2002 restructuring plan.  Such charges include expenses associated with the elimination of positions, including severance, outplacement costs and other related costs, and facility realignment.

Depreciation and amortization expense increased $31.8 million (53%) for the year ended December 31, 2003 when compared to 2002.  An increase of approximately $27.9 million resulted from amortization of acquired intangibles and approximately $3.9 million resulted from depreciation of new fixed assets.

Madison Square Garden

The table below sets forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for Madison Square Garden.

	Years Ended December 31,
	2003		2002
	Amount	% of Net Revenues	Amount	% of Net Revenues
	(dollars in thousands)
Revenues, net	$771,986	100%	$789,677	100%
Technical and operating expenses (excluding depreciation and amortization)	567,870	74	530,787	67
Selling, general and administrative expenses	144,106	19	141,473	18
Other operating income	(497)	—	—	—
Restructuring charges	3,735	—	550	—
Depreciation and amortization	52,273	7	60,167	8
Operating income	$4,499	1%	$56,700	7%

Revenues, net for the year ended December 31, 2003 declined $17.7 million (2%), as compared to revenues for the prior year.  This net decrease is attributable to the following:

(dollars in millions)
Decreases from:
Lower MSG Networks revenues due mostly to lower affiliate fees and advertising revenues	$(22.4)
Corporate event in 2002 with no comparable event in 2003	(6.4)
Fewer events at Madison Square Garden and Radio City Music Hall	(4.6)
Lower Knicks regular season revenues mostly attributable to the team’s share of lower league-wide television revenue	(4.0)
Other net decreases	(1.7)
Increases from:
Higher level of concerts and attractions held outside the Company’s venues	10.2
Award show which took place in the MSG Arena in 2003 with no comparable event in 2002	5.1
Christmas Spectacular show at Radio City Music Hall, primarily increased attendance	6.1
$(17.7)

Technical and operating expenses (excluding depreciation and amortization) for the year ended December 31, 2003 increased $37.1 million (7%) as compared to the prior year.  These expenses were unfavorably impacted by an increase of $15.6 million due to adjustments made to luxury tax accruals payable to the National Basketball Association (“NBA”).  In 2002, MSG recorded a credit reflecting the reversal of provisions recorded in prior periods for luxury tax expense as the NBA announced that there would be no luxury tax assessment for the 2001/2002 season.  In 2003, MSG recorded a credit reflecting the reversal of a luxury tax provision attributable to a certain player who was previously waived due to a career ending injury.  The remaining net increase is attributable to an increase in costs associated with events held outside the Company’s venues of $9.8 million, higher provisions for luxury tax relating to the Knicks active roster of $9.4 million, higher team compensation of $8.8 million, an increase in costs associated with the award show which took place in the Arena at Madison Square Garden in 2003 of $5.3 million.  These increases were partially offset by $11.8 million primarily due to the absence of the costs for the corporate event discussed above and fewer events at MSG and Radio City Music Hall, as well as lower provisions for certain player transactions, including luxury tax associated with season or career ending Knicks player injuries.

Selling, general and administrative expenses for the year ended December 31, 2003 increased $2.6 million (2%) as compared to the prior year primarily due to a $12.2 million increase in charges related to an employee stock plan and a $7.7 million provision recorded for severance in 2003.  These increases were substantially offset by a decrease in Madison Square Garden’s proportionate share of expense related to Cablevision’s long-term incentive plan, lower provisions for bonuses and sales commissions, as well as other cost savings across Madison Square Garden, aggregating $17.3 million.

Other operating income of $0.5 million in 2003 resulted from the sale of trade accounts receivable from Adelphia Communications for which a reserve had been previously recorded.

Restructuring charges of $3.7 million in 2003 primarily represent severance costs associated with the elimination of certain staff positions.  Restructuring charges of $0.5 million in 2002 represent an additional charge recorded as a result of the final cost determination for benefits associated with the elimination of certain staff positions in 2001.

Depreciation and amortization expense for the year ended December 31, 2003 decreased $7.9 million (13%) as compared to the prior year due primarily to lower amortization expense resulting from certain intangible assets becoming fully amortized.

RESULTS OF OPERATIONS - CSC HOLDINGS, INC.

The operations of CSC Holdings are identical to the operations of Cablevision, except for (i) interest expense of $85.0 million and related tax benefit of $35.1 million relating to $1.5 billion of Cablevision senior notes issued in April 2004 included in the Cablevision statement of operations and (ii) interest income of $3.8 million and related income tax expense of $1.6 million for the year ended December 31, 2003 included in CSC Holdings’ consolidated statement of operations which is eliminated in Cablevision’s consolidated statement of operations.  In addition, prior to the implementation of Statement 150 on July 1, 2003, dividends attributable to the Series H and Series M Redeemable Exchangeable Preferred Stock of CSC Holdings were reported in minority interests in the consolidated financial statements of Cablevision.  Dividends attributable to the Series A Exchangeable Participating Preferred Stock of CSC Holdings have been reported in minority interests in the consolidated financial statements of Cablevision.  Refer to Cablevision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations herein.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $723.5 million for the year ended December 31, 2004 compared to $436.5 million for the year ended December 31, 2003.  The 2004 cash provided by operating activities resulted primarily from $873.8 million of income before depreciation and amortization and non-cash items, a $52.0 million increase in accrued interest, a $129.8 million increase in feature film rights payable and a $11.9 million increase in accounts payable.  Partially offsetting these increases were decreases in cash resulting from a $258.4 million increase in feature film inventory resulting from new film licensing agreements, a $56.7 million increase in current and other assets and a $28.9 million decrease in accrued and other liabilities.

Net cash provided by operating activities amounted to $436.5 million for the year ended December 31, 2003 compared to $357.6 million for the year ended December 31, 2002.  The 2003 cash provided by operating activities resulted primarily from $589.1 million of income before depreciation and amortization and non-cash items, a $145.2 million decrease in accounts receivable from affiliates and a $88.1 million increase in feature film rights payable.  Partially offsetting these increases were decreases in cash resulting from a $191.7 million increase in feature film inventory, a $108.7 million decrease in accounts payable, a $69.7 million increase in current and other assets and a $15.8 million decrease in accrued and other liabilities.

The 2002 cash provided by operating activities resulted primarily from $547.9 million of income before depreciation and amortization and non-cash items, a $43.3 million increase in feature film rights payable, and a $38.1 million increase in accounts payable.  Partially offsetting these increases were decreases in cash resulting from a $120.5 million increase in feature film inventory, a $41.7 million decrease in accrued and other liabilities, a $87.5 million increase in accounts receivable from affiliates, and a $22.0 million increase in current and other assets.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2004 was $792.3 million compared to $561.2 million for the year ended December 31, 2003. The 2004 investing activities consisted of $697.5 million of capital expenditures, an $84.7 million payment for the acquisitions of our interest in DTV Norwich and its acquisition of FCC licenses to provide multichannel video distribution and data service, $35.8 million increase in restricted cash and other net cash payments of $4.4 million, partially offset by $30.1 million received in connection with Northcoast Communications’ sale of PCS licenses, representing the release of funds held in escrow.

Net cash used in investing activities for the year ended December 31, 2003 was $561.2 million compared to $1,226.4 million for the year ended December 31, 2002.  The 2003 investing activities consisted of $832.1 million of capital expenditures and $179.7 million of payments for acquisitions, partially offset by net cash distributions from equity investees of $443.4 million and other net cash proceeds of $7.2 million.

Net cash used in investing activities for the year ended December 31, 2002 was $1,226.4 million and consisted of $1,207.6 million of capital expenditures and other net cash payments of $18.8 million.

Financing Activities

Net cash provided by financing activities amounted to $805.2 million for the year ended December 31, 2004 compared to $398.1 million for the year ended December 31, 2003.  In 2004, the Company’s financing activities consisted primarily of $2,793.9 million of proceeds from the issuance of senior notes, net bank debt proceeds of $132.8 million and $7.3 million from the issuance of common stock, partially offset by payments of $1,694.6 million for the redemption of CSC Holdings’ Series H and Series M Redeemable Preferred Stock and its Series A Exchangeable Participating Preferred Stock, $350.0 million to redeem CSC Holdings’ 9-7/8% senior subordinated debentures, $70.1 million of deferred financing costs and other net cash payments of $14.1 million.

Net cash provided by financing activities amounted to $398.1 million for the year ended December 31, 2003 compared to $983.6 million for the year ended December 31, 2002.  In 2003, the Company’s financing activities consisted primarily of proceeds from collateralized indebtedness of $330.7 million, net bank debt proceeds of $271.3 million and proceeds from the issuance of preferred stock of $75.0 million, partially offset by repayment of a note to MGM of $250.0 million and other net cash payments of $28.9 million.

Net cash provided by financing activities amounted to $983.6 million for the year ended December 31, 2002.  In 2002, the Company’s financing activities consisted primarily of $1,079.1 million of net bank debt proceeds, partially offset by other net cash payments of $95.5 million.

Discontinued Operations

The net effect of discontinued operations on cash was $194.7 million, $120.8 million and $143.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.